Exhibit 5.1
Elias J. Blawie
(650) 843-5060
eblawie@cooley.com
June 26, 2009
Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the offering by Phoenix Technologies Ltd., a Delaware corporation (the “Company”), of 5,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (File No. 333-159879) as amended by the Post-Effective Amendment No. 1 (File No. 333-159879) (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein (the “Base Prospectus”), and the prospectus supplement dated June 26, 2009, to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement,” together with the Base Prospectus, referred to herein as the “Prospectus.”) The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.
In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, Certificate of Correction of Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.
Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the
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Phoenix Technologies Ltd.
June 26, 2009
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subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

Cooley Godward Kronish LLP
By:	/s/ Elias J. Blawie
Elias J. Blawie

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650)849-7400 WWW.COOLEY.COM